UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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WATSON WYATT WORLDWIDE, INC.
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Communication to employees, posted on Watson Wyatt Worldwide, Inc.’s internal webpage

November 3, 2006

FAQs Concerning Proposals Nos.1-5 to be Considered at the 2006 Annual Meeting of Stockholders

How do I vote my proxy?

You may vote online at www.proxyvote.com or by telephone (in the US) by dialing 1-800-690-6903 no later than 11:59 p.m. (EST) on Thursday, November 16, 2006. Otherwise, you may vote by mailing your proxy card as soon as possible, so that it is received no later than Thursday, November 16, 2006.

What is Proposal No. 1 asking stockholders to approve?

The Board of Directors is asking stockholders to amend the Company’s Amended and Restated Certificate of Incorporation to provide for election of all Directors on an annual basis.  In each of the past six years, stockholders have annually elected approximately one-third of the Directors comprising one of the three classes of Directors for a three-year term.  This is known as a classified board. If Proposal No. 1 is approved, the Company would move to a declassified Board of Directors and all Directors would be elected annually for one-year terms.

Why should I vote to approve Proposal No. 1?

The Board recognized that there are advantages to the classified board format; however, it concluded that the stockholders’ ability to evaluate directors annually is in concert with best practices in corporate governance.  Consequently, the Board of Directors concluded that the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors is in the best interests of the Company and its stockholders.

How many shares are needed to approve Proposal No. 1?

This proposal requires the affirmative vote of 67% of the outstanding shares of stock to pass.  At the record date, October 2, 2006, there were 42,285,789 shares outstanding. So in order for Proposal No. 1 to pass, at least 28,331,479 affirmative votes are needed. That’s why it’s so important that you cast your vote in favor of this proposal as soon as possible.

How soon will the change occur if Proposal No. 1 is approved by the required number of stockholders?

If stockholders approve Proposal No. 1, the terms of all the Company’s Directors will expire at the annual meeting. Stockholders are being asked to vote for the election of all ten Directors at the annual meeting (see Proposal No. 2 of your Proxy Statement), each for a one-year term that will expire at next year’s annual meeting.

What happens if Proposal No. 1 is not approved?

If stockholders do not approve Proposal No. 1, then the Board of Directors will remain classified.  In that event, Proposal No. 3 will be used to elect Directors to existing classes.  Under Proposal No. 3, two Directors would be elected to serve for a one-year term expiring at the 2007 Annual Meeting of Stockholders and three Directors would be elected to serve for a three-year term expiring at the 2009 Annual Meeting of Stockholders. There are three Directors, whose terms currently are scheduled to expire at the 2008 Annual Meeting of Stockholders.

There are two proposals to elect Directors, which one should I complete?

You should vote for both proposals because depending on the whether or not Proposal No. 1 is approved, either Proposal No. 2 or Proposal No. 3 will be applicable — but we will not know which one will be applicable until the proxy votes are counted.

If Proposal No. 1 is approved, then the Board of Directors will no longer be classified, and pursuant to Proposal No. 2, all ten Directors will stand for election to serve for a one-year term expiring at the 2007 Annual Meeting of Stockholders.

If Proposal No.1 is not approved, then the Board of Directors will remain classified and a total of five (5) Directors will stand for election under Proposal No. 3.

How many shares are needed to approve Proposal No. 2 and Proposal No. 3?

Each of these proposals requires a “plurality” of the shares present or voted by proxy to pass. This means that the Director nominee with the most votes for a particular Director slot will be elected for that Director slot.  You may vote “for” or “withheld” with respect to the election of directors in Proposals Nos. 2 and 3.  Only votes “for” or “withheld” are counted.  Abstentions are not counted for the purpose of electing Directors.

Why does the Board of Directors recommend eliminating the Class B Common Stock in Proposal No. 4?

Currently there are no shares of Class B common stock outstanding.  Before October 2001, there were Class B-1 and Class B-2 common shares that made up Class B common stock. In October 2001, all the Class B-1 shares automatically converted to Class A shares and in October 2002, all the Class B-2 shares automatically converted to Class A shares.  The Company does not intend to issue any Class B Common Shares.  An affirmative vote by a majority of all stockholders is required to eliminate the Class B common stock from the Certificate of Incorporation.

How many votes are needed to approve Proposal No. 4?

Proposal No. 4 requires an affirmative vote of the majority of the outstanding shares to pass. Abstentions and broker non-votes will have the same effect as negative votes. Again, the requirement for affirmative approval makes it especially important that you cast your vote in favor of the proposal as soon as possible.

Why am I being asked in Proposal No. 5 to approve an increase in the number of shares which may be issued under the DSU Plan?

The primary purpose of the DSU Plan is to provide Band 5 and Band 6 employees with stock incentives in place of a portion of their fiscal-year-end bonus that would have been paid in cash to further align the interests of these employees with the Company.  We currently do this through grants of deferred stock units in lieu of cash.

You are being asked to approve an increase in shares which may be issued under the 2001 Deferred Stock Unit Plan for Selected Employees (the “DSU Plan”) in order to ensure that sufficient shares remain available for future grants under the plan. This proposal to add shares to the Plan is being submitted to the stockholders because the terms of the DSU Plan and the New York Stock Exchange rules require that amendments to increase the number of shares available under the DSU Plan be approved by stockholders.  If this proposal passes, then the DSU Plan will have enough shares for the next fiscal year and beyond.

How many shares are currently approved for issuance under the DSU Plan?

The Company’s stockholders approved the DSU Plan in November 2001.  The number of shares that may be issued under the current DSU Plan is 1,500,000.  As of October 2, 2006, 430,091 of the 1,500,000 shares originally authorized remained available for issuance.  On September 19, 2006, the Board of Directors approved the authorization and reserved for issuance under the DSU Plan an additional 1,200,000 shares, subject to stockholder approval.

How many shares are needed to approve Proposal No. 5?

Proposal No. 5 requires an affirmative vote of a majority of votes cast at the Annual Meeting to pass.

Remember, you can vote online at www.proxyvote.com or you can vote by telephone (in the US) by dialing 1-800-690-6903 no later than 11:59 p.m. (EST) on Thursday, November 16, 2006. Otherwise, you may vote by mailing your proxy card as soon as possible so that it is received no later than Thursday, November 16, 2006.